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                                                                  Exhibit 10.11




February 9, 1998




William D. Rast
45 Verissimo Drive
Novato, California 94947

Dear Bill,

Eldorado Bank is pleased to offer you the position of Executive Vice President/Mortgage Banking Division reporting to Robert Keller, Chairman and Chief Executive Officer. The terms and conditions of your employment are as follows:

    Title: Executive Vice President/Mortgage Banking Division Commerce Security Bank, a division of Eldorado Bank

    Base Salary:   $14,583.34 per month

    Bonus
    Eligibility:   Payable based on annual (calendar year) net income of
                   Mortgage Banking Division:

                      Net Income*              Bonus Payment
                      -----------              -------------
                      $2,000,000                 -0-
                      Over $2,000,000          $ 50,000
                      Over $3,000,000          $100,000
                      Over $4,000,000          $150,000
                      Over $5,000,000          $200,000
                      Over $6,000,000          $250,000

                   If earned, payable after completion of Bank's annual audited financial statements. No bonus is earned or is payable unless you are actively employed as of the bonus payment date. Therefore, should your employment terminate for any reason prior to the bonus payment date, you have not earned any bonus for the prior calendar year. Any bonus payment will be pro-rated between net income levels and bonus payment amounts based on actual net income performance. Your bonus eligibility may be changed in the future at the discretion of the Bank.

                   *Net Income Adjustments:
                      - plus legal costs associated with Ruemmler, et al
                        cases and any expenses associated with old VA/No-bid recourse loans net of taxes;
                      - cost of funds will be equal to Eldorado Bank's cost
                        to fund warehouse line-now fed funds rate plus 1 1.4%;
                      - inter-company charges, i.e. HR, Accounting, MIS, etc.
                        will be charged to the division in accordance with Eldorado Bank's policies, and
                      - taxes will be calculated at statutory rates.


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ELDORADO BANK


Stock Option:        Option grant requires full holding company board
                     approval and recommendations become effective at 1/1 and 7/1 only. Will recommend approval of option to purchase 10,0000 shares of Commerce Security Bankcorp,
                     Inc. at next regular holding company board meeting, under the same terms and conditions as other senior officers.

Severance
Agreement:           Executive Severance Agreement under the same terms and
                     conditions as others in Senior Management.

Business Expense
Reimbursement:       Reimbursed for travel, entertainment and other reasonable
                     business expenses incurred in connection with the performance of job duties, subject to the Bank's expense reimbursement policy and the presentation of reasonable documentation for such expenses in accordance with IRS guidelines. Business mileage reimbursement in accordance with normal company policy. Cellular phone expenses reimbursed for business-related calls and charges.

Vacation:            13.33 hours accrual per month; accrual cap-320 hours
                     and once cap reached, no further accrual until you use vacation to fall below the cap. Accrual begins the first day of the month following completion of 90 days employment.

Medical
Insurance:           Coverage effective March 1, 1998. Company currently
                     pays approximately 66 2/3% of premiums, including dependent coverage.

Dental and Vision
Insurances:          Coverages effective on the first day of the month
                     following completion of 90 days employment. Company currently pays approximately 66 2/3% of premiums, including dependent coverage.

Life Insurance:      Coverage effective on the first day of the month
                     following completion of 90 days employment. Company currently pays for 2X base salary to a maximum of $150,000. Spousal coverage is $10,000. Buy-up options available and are paid by employee.

Long Term
Disability:          Coverage effective on the first day of the month
                     following completion of 90 days employment. Company currently pays for LTD group coverage; current policy terms include 180 day elimination period and 60% base paid to maximum benefit of $6,000 per month to age 65.
                     Buy-up option available; 70% of base to maximum of $12,000 per month to age 65 and is paid by employee.

AD&D: Coverage effective on the first day of the month following completion of 90 days employment. Company currently pays for $50,000 in coverage. Buy-up options available for employee/spouse and are paid by employee.

Section 125: Eligible to participate on the first day of the month following completion or 90 days employment. Company currently offers a flex plan which includes premiums, unreimbursed medical and child care deductions on a pre-tax basis. The current Administrator, Colonial Life Insurance Company, also offers optional insurance plans such as accident, cancer and long term disability insurances on a pre-tax basis.



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ELDORADO BANK


     401(k) Eligible to participate on the first day of the month following the completion of six (6) months employment. Current employer match to $.50 per $1.00, up to 6% of earnings, and is deposited into the plan on a semi-monthly basis. Vesting schedule is 20% per year of employment.

     Date of
     Employment:  Tuesday, February 10, 1998


Your employment at Eldorado Bank is for an unspecified term and is to continue only at the mutual will of both you and the Bank. This means that either you or the Bank may terminate your employement at will at any time, with or without cause or price. This at-will aspect of your employment, which includes the right of the Bank to demote, transfer, discipline or modify compensation and benefits with or without cause or notice, may not be modified, amended or rescinded except by an individual written agreement to the contrary signed by both you and the Bank's Chief Executive Officer.

To the fullest extent allowed by law, you and the Bank agree that any controversy, claim or dispute relating to or existing out of your employment or the termination of your employment will be submitted to final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as the exclusive remedy for such controversy, claims or dispute. This includes, without limitation any and all claims of wrongful termination, employment discrimination (whether under Title VII of the Civil Rights Act of 1964, the California Act Employment and Housing Act, or any other statute), and/or any other causes of action. Not covered by this agreement to arbitrate are claims for workers' compensation and unemployment insurance. Judgment on the earned issued by the arbitrator may be entered in any court having jurisdiction thereof.

This letter and the terms and conditions of employment contained herein supersede and replace any prior negotiations, underwritings or discussions between you and the Bank regarding your employment. You will be required to observe the Bank's personnel and business policies and procedures as they are in effect from time to time.

I look forward to the opportunity of working with you. If you have any questions, please do not hesitate to contact me at (714) 699-4344 x228.

Sincerely,

/s/ Robert P. Keller
-----------------------
Robert P. Keller
Chairman & Chief Executive

Please sign and return the attached copy of this letter indicating your acceptance of the terms and conditions as presented.

Offer of Employment Accepted: /s/ William D. Rast
                              ----------------------------------------------
                                      (Signature)

Date: 2-9-98
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